Tonix Pharmaceuticals Holding Corp. 10-Q

Exhibit 10.03

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

EXCLUSIVE LICENSE AGREEMENT

This Agreement is dated September 19, 2019 (the “Effective Date”), and is between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and TONIX PHARMACEUTICALS, INC., a Delaware corporation (“Company” or “Tonix”).  Columbia and Company agree as follows:

1.	Definitions. In this Agreement, the following definitions apply:

a.             “Affiliate” means any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity.  Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity.

b.             “Cover” or “Covered By” means (i) infringes, in the case of a claim in an issued patent, or (ii) would infringe the claim if it existed in an issued patent, in the case of a claim in a pending application.

c.             “Designee” means a corporation or other entity that is employed by, under contract to, or in partnership with (i) Company, (ii) a Sublicensee, (iii) an Affiliate of Company or (iv) an Affiliate of a Sublicensee, wherein such corporation or other entity is granted the right to make, use, sell, promote, distribute, market, import, or export Products.

d.             “FDA” shall mean the U.S. Food and Drug Administration, or any successor entity there to performing similar functions.

e.             “Field” means trefoil factors in all indications and uses in humans and/or animals.

f.              “Indication” shall mean the diagnosis of a generally acknowledged disease or medical condition in humans as identified in an IND, NDA, or BLA for a Product.  For clarity, the treatment of the same medical condition in variants of a single disease shall be deemed hereunder as one and the same.

g.             “License Year” means the one-year period from the Effective Date of this Agreement or an anniversary thereof to the next anniversary of the Effective Date.

h.             “NDA or BLA” means an application submitted to the FDA in the United States or the equivalent in any foreign country for marketing approval of a product, including (a) a New Drug Application, Product License Application, or Biologics License Application, and (b) all supplements and amendments that may be filed with respect to the foregoing.

i.              “Net Sales” means the greater of the gross invoice or contract price charged to Third Party customers for the Product or the actual consideration paid by Third Party customers for the Product less the following deductions, in each case to the extent actually allowed and/or taken by such Third Party customer in connection with such  Product (“Permitted Deductions”): (i) customary trade, quantity, or cash discounts and rebates to the extent actually taken or paid, as the case may be and administrative or other bona fide service fees  related to a Product paid to any pharmacy benefit manager, group purchasing organization, distributor, wholesaler or other Third Party; (ii) amounts repaid or credited by reason of rejection or return; (iii) sales, use or value added taxes or any other taxes or other governmental charges levied on the production, sale, rental, lease or other transfer, transportation, delivery, performance or use of a Product which is paid by or on behalf of Company, Sublicensees, Designees, or any Affiliate of the foregoing; (iv) outbound transportation costs prepaid or allowed, costs of packing, and costs of insurance in transit; (v) amounts written off as bad debt consistent with the requirements of GAAP, IFRS or any other applicable accounting standard in a given country in the Territory. The intent of this definition of Net Sales is to allow Columbia to derive a royalty on the end sale of a Product to the first Third Party.

In the case of transfers of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Products to Third Parties, Net Sales will be the greater of (i) the actual amount charged for the transfer of the Product between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing and (ii) the gross invoice or contract price charged to the Third Party customer for that Product in an arm’s-length transaction, subject, in each case to the Permitted Deductions.

At Columbia’s option, in the case of transfers of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for use by Company, Sublicensees, Designees, and Affiliates of any of the foregoing such that the Product is consumed or used, and is not incorporated into a product or service subsequently sold to a Third Party customer, Net Sales  means the greater of the following:  (i) the actual amount charged for the transfer of the Product between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, and (ii) what the fair market value of the Product would be in an arm’s-length transaction as determined by reference to the then prevailing sales price to Third Parties, subject in each case to the Permitted Deductions.

j.              “Other Consideration”  means any and all consideration of any kind (e.g., cash or in-kind consideration) received by Company from Sublicensees, their Designees or their Affiliates as full or partial consideration for the grant of any sublicense (or any option or any right to negotiate for a sublicense) under Section 2b of this Agreement, including, without limitation, licensing fees, lump sums, development based or non-development based milestone payments, debt and/or equity securities or instruments purchased or obtained at a premium above fair market value, but excluding (i) any consideration received for royalties on Net Sales of Products by Sublicensee (for clarity, royalties on Net Sales of Products by Sublicensees will be subject to the pass through royalty set forth in Section 4(c)(i)), (ii) investments in Tonix equity to the extent such equity is purchased for fair market value; (iii) funds that are paid for direct research and development expenses on Products incurred by Tonix after the actual date of execution of the sublicense agreement and required to be incurred by Tonix under the sublicense; (iv) debt incurred by Tonix on arm’s length terms; (v) fees payable to Tonix in connection with bona-fide services provided by Tonix to a Sublicensee, Designee or an Affiliate at fair market value and (v) reimbursement of out-of-pocket patent prosecution or maintenance expenses for the Patents. With respect to securities received by Tonix that would be considered “Other Consideration,” the value of such securities will be set at the value of such securities on the date of the receipt by Tonix of the subject securities and Tonix has the option to pay Columbia in cash or transfer the value in the form of shares the securities.

k.             “Other Product”  means any product or service (or component thereof), other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use of or incorporation, in whole or in part, of Technical Information.

l.              “Patent” or “Patents”  means the following:  (i) the United States and foreign patents and/or patent applications listed in Exhibit A hereto; (ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A hereto;  (iii) any and all claims of continuation-in-part applications that claim priority to the United States patent applications and/or patents listed in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A; (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions, including Supplementary Protection Certificates, of the foregoing; and (vi) any and all patents issuing from the foregoing.  Notwithstanding the preceding definition, Patent and Patents will not include any patent applications or issued patents based on research conducted after the Effective Date, except as otherwise agreed in a separate writing.

m.            “Patent Product” means any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a claim of a Patent.

n.             [***]

o.             [***]

p.             [***]

q.             “Product” or “Products” means a Patent Product and/or an Other Product.

r.             [***]

s.             “Sublicensee” means any third party to whom Company has granted a sublicense under this Agreement. An Affiliate of Company exercising rights hereunder shall not be considered a Sublicensee.

t.              “Technical Information”  means any know-how, technical information and data developed by Columbia by or under the direction of Dr. Timothy Wang and Dr. Jan Kitajewski before the Effective Date, which know-how, technical information and data are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, including, without limitation, (i) any know-how, technical information and data disclosed in any Patent or (ii) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by Company.  Technical Information will include, but is not limited to, the information in Exhibit B hereto.

u.             “Territory” means worldwide.

v.             “Third Party” means any entity or person other than Company, Sublicensees, Designees, or their Affiliates.

2.	License Grant.

a.         Grant.  Columbia grants Company and each Affiliate thereof, upon and subject to all the terms of this Agreement (including Section 3), the following:

(i)  an exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory; and

(ii)  an exclusive license to use Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory, until such time as Technical Information is published or otherwise publicly distributed and thereafter, the license granted hereunder for such Technical Information which is published or otherwise publicly distributed and thereafter  shall automatically convert to a non-exclusive license, provided however, that Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose the Technical Information.

b.        Sublicense.  Columbia grants to Company the right to grant sublicenses on the following conditions: (i) the Sublicensee agrees to abide by and be subject to all the terms and provisions of this Agreement applicable to Company; (ii) the Sublicensee has no further right to grant sublicenses under this Agreement; (iii) if any Sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, Company shall, upon written request by Columbia and to the extent permitted by applicable law, forthwith terminate the sublicense agreement with such Sublicensee, and the sublicense agreement  provides for such right of termination by Company; (iv) the sublicense agreement  provides that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement  controls; (v) the Sublicensee  submits quarterly reports to Company consistent with the reporting provision of Section 5a herein; (vi) Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (vii) Company notifies Columbia of any proposed grant of a sublicense and provides to Columbia, upon request, an unredacted copy of any proposed sublicense agreement at least seven (7) business days before execution of the sublicense in the form such sublicense agreement exists at such time, which for clarity, may be updated due to negotiation between Company and the relevant third party in the intervening period; (viii) no such sublicense or attempt to obtain a sublicensee  relieves Company of its obligations under Section 6 to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement; (ix) Columbia is a third-party beneficiary of such sublicense, entitled to enforce it in accordance with its terms; and (x) Columbia has no liability of any kind or manner to such sublicensee except as may be set forth in Section 16(d).

c.         Government Rights.  All rights and licenses granted by Columbia to Company under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology that is the subject of this Agreement, and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.  Without limitation of the foregoing, Company agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States.  In addition, Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

d.         Reservation.  All rights not granted to Tonix herein are reserved to Columbia.  Except as expressly provided under this Section 2, no right or license (expressly or by implication or estoppel) is granted by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary rights.

e.             Global Social Responsibility.  During the term of this Agreement, Columbia and Company agree to take into consideration the principle of “Global Social Responsibility” in performing the various activities contemplated under this Agreement.  ”Global Social Responsibility” means facilitating the availability of Products in “Developing Countries” at locally affordable prices, under reasonable circumstances and terms to improve access to such Products in such countries.  “Developing Countries” means those countries listed by the World Bank as “Low-Income Economies,” as such list may change from time to time.  Solely by way of example, the Parties may mutually agree to revise royalty rates, adjust the fair market value, consider non-monetary consideration, and/or develop patent strategies in support of each party’s dedication to Global Social Responsibility.

f.              Technical Information. Within ten (10) business days of the Effective Date, Columbia will transfer or cause to be transferred to Company the Technical Information.

3.	Reservation of Rights for Research Purposes; Freedom of Publication.

a.         Research Purposes.  Columbia reserves the right to practice the Patents, to the extent Patents are exclusively licensed hereunder, for academic research and educational purposes in the Field and to permit other entities or individuals to practice and use such Patents for academic research and educational purposes in the Field.  Columbia shall obtain from all entities or individuals who are given permission to practice and use such Patents an agreement in writing to limit such use to academic research and educational purposes.  Nothing in this Agreement will be interpreted to limit in any way the right of Columbia and its faculty or employees to practice and use such Patents for any purpose outside the Field or to license or permit such use outside the Field by Third Parties.

b.         Publication.  Company acknowledges that Columbia is dedicated to the free scholarly exchange and to public dissemination of the results of its scholarly activities.  Columbia and its faculty and employees may publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.

c.         Improvements.  Columbia will use reasonable efforts to promptly notify the Company of any Improvements to the Patents in the Field reported to Columbia Technology Ventures by Dr. Timothy Wang and Dr. Jan Kitajewski, or those working under their direction, within 2 years of the Effective Date and agrees to enter into good faith discussions with Company about the possibility of exclusively licensing such Improvements subject to the following:  (i) any commitments or obligations to any third party undertaken by Columbia, whether undertaken before or after the Effective Date; (ii) any limitations imposed by law, rule or regulation or by the terms of any government grant, contract or cooperative agreement; (iii) 35 U.S.C Section 200 et seq. and implementing regulations and policies; (iv) any limitations imposed by rules, negotiations, policies, statues or charters of Columbia or other relevant institution; (v) the consent of all investigators of such Improvements, unless Columbia in its sole discretion chooses to waive this subclause (v); and (vi) any requirements imposed on Columbia to maintain any particular tax status, standing or exemption.  For purposes of this Section 3(c), “Improvements” means any discovery, development, invention, enhancement or modification that is patentable over the Patents, includes all of the same inventors listed on the Patents, and whose manufacture, use, or sale would infringe a claim of a Patent.

4.	Fees, Royalties, and Payment.

 a.            Importance of Technical Information.  Company has requested, and Columbia has agreed, to grant certain rights to Technical Information.  Company requires these rights to develop and commercialize the technology licensed hereunder.  Because of the importance of Technical Information, Company has agreed to pay certain royalties to Columbia on Other Products, as specified below, even if such Other Product is not Covered By a Patent, to obtain rights to Technical Information.  Company has agreed to these payments because of the commercial value of Technical Information, separate and distinct from the commercial value of the Patents.  Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information specified in Section 2.  Company further acknowledges that licenses to Technical Information and each patent and application within the definition of Patents were separately available from a license to the Patents and that, for convenience and because of the preference of Company, the parties executed a combined license to the Patents and Technical Information.

b.          Consideration.  In consideration of the licenses granted under Section 2a of this Agreement, Company shall pay to Columbia as follows:

(i)  License Fee:  A nonrefundable, non-recoverable and non-creditable license fee in the sum of $[***], payable thirty (30) days after receipt of an invoice concurrently with or after the execution of this Agreement; and

(ii)  Royalties:

(A)          With respect to sales of Products by Company, its Designees or their Affiliates (but not Sublicensees or their Designees, which are contemplated by (c) below), in the Territory, a nonrefundable and non-recoverable royalty of the following:

(1)	[***]% of Net Sales of Patent Products; and

(2)	[***]% of Net Sales of Other Products.

(B)           In the event Company or its Affiliate enters into a license agreement with a Third Party for intellectual property rights which are necessary for the practice of the intellectual property licensed to Tonix hereunder, including but not limited to, in connection with the manufacture or sale of Products (the “Third Party Licensed Rights”), then Company may deduct from the royalties due to Columbia on Products, fifty percent (50%) of royalties actually paid to such Third Parties during a given calendar quarter as consideration solely for any such Third Party Licensed Rights, provided that in no event shall the royalties for Products due to Columbia for a given calendar quarter be reduced to less than [***]%  of Net Sales on  Patent Products and 0.5% of Net Sales on Other Products.

c.         Sublicense Consideration.  In consideration of Company’s right to sublicense Third Parties granted under Section 2b of this Agreement, Company shall pay to Columbia the following nonrefundable, non-recoverable and non-creditable amounts:

(i)  Royalties: With respect to sales of Products by Sublicensees, their Designees or their Affiliates, in the Territory, a nonrefundable and non-recoverable royalty of (A) [***]% on Net Sales of Patent Products and (B) [***]% on Net Sales of Other Products.

(ii)  Other Payments: [***]% of Other Consideration.

d.         Development Milestone Payments.  If Company, Sublicensees, or their Affiliates (collectively “Developer”) develops a Product for potential commercial sale in the Territory, Company shall pay Columbia within forty-five days of the occurrence of any of the following events the following nonrefundable, non-recoverable and non-creditable milestone payments with respect to each and every such Product as follows:

(1)   [***]

(2)   [***]

(3)   [***]

(4)   [***]; and

(5)   [***].

Each milestone above shall be payable only once upon the first achievement of the relevant Product milestone. For clarity, milestones will only be payable in connection with the first and, to the extent specifically provided above, the second Indication for humans (as opposed to animals).

e.             Duration of Other Product Royalties.  Royalties on each particular Other Product are payable on a country-by-country and product-by-product basis until fifteen (15) years after the first bona fide commercial sale of such particular Other Product in such country.

f.              Highest Royalty Due.  If a Product is covered by both the definition of Patent Product and Other Product, Company shall pay Columbia the Patent Product royalty rate on the Product.  Company will not be obligated to pay Columbia more than one royalty payment on the same Product sale under Section 4.  To the extent that a Product ceases being a Patent Product but is still an Other Product, Company shall pay Columbia the Other Product royalty rate on the Product, but only for such time as specified in Section 4e.    By way of example, but not by way of limitation, if the manufacture of a Product is Covered by the claim of a Patent, and the manufacture of that Product also incorporates in part Technical Information, Company must pay the royalty specified in Section 4b(ii)(A)(1).  If, after some period of time (for example, five years) of paying the royalties specified in Section 4b(ii)(A)(1) on the Product, the Product ceases to be a Patent Product, Company shall continue to pay royalties on the Product under Section 4b(ii)(A)(2) for the duration specified in Section 4e measured from the first bona fide commercial sale of the Patent Product on a country-by-country and product-by-product basis.

g.          No Non-Monetary Consideration.  Without Columbia’s prior written consent, Company, Sublicensees, Designees, and Affiliates of the foregoing, shall not solicit or accept any consideration for the sale of any Product other than as will be accurately reflected in Net Sales.  Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.

h.	Rate Adjustment on Challenge; Payment of Costs and Expenses.

(i)            If Company (or any entity or person acting on its behalf or at its direction) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum (“Challenge”), all royalty rates, minimum royalties, and other payment rates in Sections 4b(iii) and 4c are automatically doubled on and after the date of such challenge for the remaining term of this Agreement.

(ii)           Company shall pay all costs and expenses incurred by Columbia (including actual attorneys’ fees) in connection with defending a Challenge.  Columbia may bill Company on a quarterly basis with respect to such costs and expenses, and Company shall make payment no later than thirty (30) days after receiving an invoice from Columbia.

(iii)          If at least one claim of a Patent that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the Challenge, all royalty rates, minimum royalties, and other payment rates in Sections 4b(iii) and 4c are automatically trebled on and after the date of such finding for the remaining term of this Agreement.

Company acknowledges and agrees that the provisions in this Section 4h reasonably reflect the value derived from the Agreement by Company in the event of a Challenge.  In addition, Company acknowledges and agrees that any payments made under this Section 4h are nonrefundable and non-recoverable for any reason whatsoever.

i.              Sale Below Fair Market Value.  If  Company, Sublicensees, Designees or their Affiliates sell Product to a Third Party to whom it also sells other products, Company shall not sell the Product such that Net Sales is below fair market value with the intent of increasing market share for other products sold by Company, Sublicensees, Designees or their Affiliates to such Third Party for the purpose of reducing the amount of royalties payable on the Net Sales of Product.  If the sale of Product under such circumstances results in Net Sales below the fair market value of Product, then the Net Sales of Product in such transaction is deemed to be the fair market value (as determined in accordance with the last paragraph of the definition of “Net Sales”) for purposes of calculating payments owed to Columbia under this Agreement.

5.	Reports and Payments.

a.         Reports.  No later than thirty (30) days after the first business day of each calendar quarter of each License Year of this Agreement after the first commercial sale of a Patent Product and/or Other Product, as applicable Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) that includes the following:

(i)            Gross and Net Sales of Products by Company, Sublicensees, Designees and their Affiliates during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, country where manufactured, country where sold, actual selling price, units sold, an identification of all Patent claims that any Patent Product is Covered By, and an identification of Technical Information used or incorporated in the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of any Other Product;

(ii)           Amounts accruing to, and amounts received by, Company from its Sublicensees during such quarter together with the respective payment reports received by Company from any Sublicensees;

(iii)          A calculation under Section 4 of the amounts due to Columbia, making reference to the applicable subsection thereof;

(iv)          The exact date of the first commercial sale of a Product in the first Payment Report for such Product; and

(v)          An unredacted copy of each report any Sublicensee has sent to Company that is pertinent to any royalties or other sums owing to Company for the preceding quarter.

b.         Payments.  Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report.  Company shall pay by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or if requested by Columbia, by wire transfer of immediately available funds by Company to:

Wells Fargo

375 Park Avenue, 6th Floor

MAC J0127-063

New York, NY 10152

(This is the bank’s address, not Columbia University’s.

Do not use this address for correspondence to Columbia University.)

Routing #: [***]

Swift #: WFBIUS6S

Columbia Account #: [***]

Beneficiary:  Columbia University FBO Tech Ventures, Finance

Other identifying info:  include invoice #, contract #

or to such other bank and account identified by notice to Company by Columbia.  Company shall pay for all bank charges for the wire transfer of funds for payments to Columbia and shall not the deduct bank charges from the total amount due to Columbia.  Company shall send the quarterly royalty statement whether or not royalty payments are due.

c.         Final Payment.  No later than ninety (90) days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due under this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with this Section 5, except that such Payment Report will cover the period from the end of the last calendar quarter before termination or expiration to the date of termination or expiration.  Nothing in the foregoing is deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.

d.         Intentionally Omitted.

e.         Foreign Revenue.  With respect to revenues obtained by Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars.  For royalty payments for transactions outside the United States, Company shall first determine the royalties in the currency of the country in which they are earned, and then converted that currency to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned.  Company shall pay any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source, and shall not decrease the amount of royalties due to Columbia thereby.  Royalty statements will show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

f.          Records.  Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine Company’s compliance with its obligations hereunder.  Upon reasonable notice, but not more than once per calendar year during regular business hours, Columbia may have a certified public accountant or auditor, and an attorney (each as to whom Company has no reasonable objection and each of which has executed a non-disclosure agreement in a form reasonably acceptable to Company) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement.  The review may cover a period of not more than three (3) years before the first day of the calendar quarter in which the review is requested. Any year that has been audited under this Section cannot subsequently be re-audited.  If such a review shows Company has underpaid by five percent (5%) or more concerning any calendar quarter then Company shall pay, no later than ten days after a demand by Columbia, the reasonable and documented costs and expenses of such review (including the reasonable and documented fees charged by Columbia’s accountant and attorney involved in the review), in addition to the amount of any underpayment and any interest thereon.  Company agrees to reasonably cooperate with Columbia’s accountant or auditor and attorney in connection with any such review.  During the review, Company shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested to allow the accountant or auditor and attorney to audit and test for compliance with Company’s obligations, including without limitation, information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties (including to the extent in Company’s possession and control, the Sublicensees, the Designees, the Affiliates of Company, the Sublicensees and the Designees, and the customers).  Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies hereunder, if any payment required hereunder that is made late (including unpaid portions of amounts due), it bears interest, compounded monthly, either at the rate of 6% per year, or in Columbia’s sole discretion, at the U.S. prime rate plus 2% as published by the Wall Street Journal on the last day of the applicable billing period.  If any interest charged or paid in excess of the maximum rate permitted by applicable New York State Law, the excess is hereby deemed the result of a mistake and Columbia shall credit or refund (at Company’s option) to Company the interest paid in excess of the maximum rate.

g.         Late Payment.  Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies in this Agreement, if any payment required in this Agreement is not made within five (5) business days of Company’s receipt of a written notice of late payment, Company shall pay interest at the rate of 5% per year,.  If any interest is charged or paid in excess of the maximum rate permitted by New York State Law, the excess is hereby deemed the result of a mistake and Columbia shall credit or refund (at Company’s option) to Company the interest paid in excess of the maximum rate.

h.         Collection Costs.  Company shall reimburse Columbia for any costs and expenses incurred in connection with collecting on any arrears of Company with respect to its payment and reimbursement obligations under this Agreement (such as Section 11b of this Agreement), including the costs of engaging any collection agency for such purpose.

i.          Forecast.  Company shall submit to Columbia annual non-binding forecasts on the first business day following January 1 for annual sales of Products by Company, Sublicensees, Designees and their Affiliates to Columbia for its internal budget purposes.

6.	Diligence.

a.             Diligence.  Company shall use its Commercially Reasonable Efforts to research, discover, develop and market Products for commercial sale and distribution in the Territory.  Company shall be deemed to meet such “Commercially Reasonable Efforts” in the event it achieves all of the due diligence milestones set forth in this Article 6.  Company shall achieve the following due diligence milestones (“Milestones”) by the dates (Achievement Dates”) as set forth below:

(to be negotiated)

(i)	Due Diligence Milestones.

Milestone	Achievement Date
[***]	[***]
[***]	[***]
[***]	[***]

For purposes of this Agreement, “IND” shall mean an Investigational New Drug Application (as described in 21 C.F.R. § 312) that is filed with the FDA to initiate the conduct of human clinical trials with a drug/biologic (or an equivalent filing in a jurisdiction outside of the United States filed with the appropriate regulatory agency).

(ii) The applicable Achievement Date for each Milestone set forth above will be tolled in the event that, despite Company’s commercially reasonable efforts to achieve such Milestone by the applicable Achievement Date, there is a regulatory, scientific or other technical delay in achieving such Milestone that is beyond the reasonable control of Company (a “Tolling Event”); provided that, Company will provide Columbia with notice of any such anticipated delay as soon as reasonably practicable after becoming aware that such a delay is likely and that Company uses its commercially reasonable efforts to overcome such delay during its pendency. Company will not be deemed to have failed to meet a required Achievement Date during the pendency of any delay contemplated by the prior sentence. Following resolution of any Tolling Event or in the event a Tolling Event does not occur, if Licensee believes that it will be unable to achieve a particular Milestone by the relevant Achievement Date, Licensee may extend such Achievement Date by a period of up to twelve (12) months upon the payment of a fee (the “Extension Fee”) equal to $10,000, which extension Company must exercise no later than thirty (30) days before such Achievement Date.  Licensee may extend each Milestone as set forth above only once. For clarity, in the event that the FDA requires Company to redo development work on the Product that was previously performed by a third party due to a change in formulation or for any other reason, such requirement will be deemed to be a Tolling Event and Company’s obligation to meet the requirements of this Section 6 will be adjusted accordingly.

(iii) For purposes of this Agreement, “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Tonix with respect to any objective, the level of reasonable, diligent, good faith efforts that similarly situated Pharmaceutical Companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors.  As used in this definition, “Pharmaceutical Companies” means companies in the pharmaceutical industry of a size and stage of development similar to that of Tonix, including having human pharmaceutical product candidates or products in a similar stage of development to the Products and having access to similar funding.

Commercially Reasonable Efforts will be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

Notwithstanding any other provisions of this Agreement, if Company fails to comply with its obligations as required by this Section 6, Columbia may terminate all of the licenses granted under Section 2 in accordance with Section 16 of this Agreement, or Columbia may convert any or all of such exclusive licenses to non-exclusive licenses with no further right to sublicense and no right to initiate legal proceedings under Section 11.

b.         Reports.  No less often than every twelve (12) months after the Effective Date of this Agreement, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above, using Exhibit C to this Agreement or an equivalent to Exhibit C to make the report.

7.	Confidentiality.

a.         Except in accordance with Section 7c or 7d or to the extent reasonably necessary or beneficial to discover, develop, manufacture, use, sell, have sold, distribute, rent or lease Products in the Field, Company shall treat as confidential the Patents and Technical Information disclosed hereunder, and shall not disclose or distribute them to any third party without Columbia’s written permission. Except in accordance with Section 7c and 7d, Columbia will keep confidential all information related to the development, manufacturing, commercialization or other exploitation of Products received from Company or from anyone providing information on behalf of Company, including, but not limited to, in accordance with Company’s reporting obligations and/or Columbia’s audit rights under this Agreement.

b.         The Parties shall keep confidential the business terms of this Agreement and any financial information disclosed by one Party to the other under this Agreement (“Confidential Financial Information”).

c.         Notwithstanding the above, the following are exceptions to keeping information confidential:

i) Company may disclose confidential information (including, but not limited to this Agreement, or the terms of this Agreement) to actual or potential investors, partners, acquirers (of the Product or Company), sublicensees, in connection with regulatory requirements of  agencies like the FDA and SEC or the rules of any exchange on which Company’s shares are traded,  and to the extent reasonably necessary to meet its obligations under this Agreement, to its Affiliates, agents, representatives and employees;

ii) Columbia may disclose Confidential Financial Information to regulatory agencies such as the NIH and to U.S. or foreign courts or administrative tribunals, and to recipients that share in the license revenue generated under this Agreement, and, to the extent the following parties have an obligation to maintain the confidentiality of the subject information substantially in accordance with the terms hereof, to (A) third-party supporters of the research that led to the development of the intellectual property licensed hereunder to Company, and (B) to potential investors in the equity or royalty stream due to Columbia under this Agreement, and

iii) Columbia may publicly disclose Confidential Financial Information on the condition that such disclosure is done in a manner so that a third party would not be able to attribute such Confidential Financial Information to Company or this Agreement.

d.         The obligations of confidentiality under this Section 7 do not apply to any Patents or Technical Information that Company can demonstrate to be the following:

(i)  was known to Company before receipt thereof from Columbia;

(ii)  was or becomes a matter of public information or publicly available through no act or failure to act on the part of Company;

(iii)  is acquired by Company from a third party entitled to disclose it to  Company;

(iv) is required or requested by a court, agency or other governmental authority (but solely with respect to disclosure to such authority); or

(v)  Company discovers, develops independently without reference to or use of such Patents or Technical Information, as evidenced by contemporaneous written records.

e.         Defend Trade Secrets Act.  Notwithstanding the foregoing, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement or any Columbia policy is intended to conflict with this statutory protection, and no Columbia trustee, director, officer, or member of management has the authority to impose any practice to the contrary.

8.	Disclaimer of Warranty; Limitations of Liability.

a.         To the actual knowledge of the officers of Columbia’s office of Technology Ventures, as of the Effective Date, Columbia hereby represents and warrants to Company that: (i) all of the named inventors on the Patents filed with any patent office have assigned or have an obligation to assign all of their right, title and interest in and to such inventions claimed in the Patents to Columbia; (ii) it has the power and authority to grant the licenses provided for herein to Company; (iii) Columbia is not in receipt of written notification of any claim, action, case, suit, litigation, arbitration, inquiry or proceeding  pending or threatened by any Third Party, that seeks to challenge Columbia’s ownership of Patents or the ability of Columbia to grant the licenses hereunder; and (iv) it has not entered into any agreement, and will not knowingly enter into any agreement, that materially conflicts with the rights granted to Company herein.

b.         Disclaimer.  Except as specifically set forth in this Agreement, Columbia is licensing the Patents, Technical Information, and the subject of any other license under this Agreement, on an “as is” basis.  Columbia makes no warranties either express or implied of any kind, and hereby expressly disclaims any warranties, representations or guarantees of any kind as to the Patents, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder, including but not limited to the following:  any warranties of merchantability, title, fitness, adequacy or suitability for a particular purpose, use or result;  any warranties as to the validity of any patent; and any warranties of freedom from infringement of any domestic or foreign patents, copyrights, trade secrets or other proprietary rights of any party.

c.             Limits of Liability.  In no event will Columbia, or its trustees, officers, faculty members, students, employees and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Patents, Technical Information, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

d.         Damages.  Except in connection with Company’s indemnification obligations under Section 12a, in no event will (i) Columbia, Institutions, or their trustees, officers, faculty members, students, employees and agents, be liable to Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party, or (ii) will Company, its Affiliates, Designees, Sublicensees, employees, agents or representatives be liable to Columbia or Institutions, or their trustees, officers, faculty members, students, employees and agents,  for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or goodwill) based on activity arising out of or related to this Agreement, whether in accordance with a claim for breach of contract or any other claim of any type.

e.         Liability Limit.  In no event will Columbia’s liability to Company exceed the payments made to Columbia by Company under this Agreement.

f.          Essentiality.  The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty in this Agreement form an essential basis of the bargain between the parties.

9.	Prohibition Against Use of Columbia’s Name.

Company shall not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, any other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent; provided that, Company may disclose Columbia’s name in a factual manner only, without implication of endorsement or affiliation, to identify Columbia as the owner of the Patents and as licensor under this Agreement, in connection with any disclosure required by a regulatory agency, such as the FDA or the SEC or the rules of any exchange on which Company’s shares are traded.

10.	Compliance with Governmental Obligations.

a.         Regulations.  Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Company or its Affiliates is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b.         Request.  Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or Company or its Affiliates and provide all information and assistance necessary to comply with the governmental requests.

c.         Compliance.  Company and its Affiliates shall ensure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in effect including, but not limited to, Federal, state, and municipal legislation.

11.	Patent Prosecution and Maintenance; Litigation.

a.         Prosecution.  Columbia, by counsel it selects and which Company has approved, in consultation with Company and any counsel appointed by Company, shall prepare, file, prosecute and maintain all Patents in Columbia’s name and in countries designated by Company, at its sole discretion.  Columbia shall instruct its patent counsel (i) to copy  Company on all correspondence related to Patents (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and (ii) as requested by Company, to provide an update as to the current status of all Patents. The parties intend that consultation between the parties relating to the Patents under this Section 11 will be in accordance with a common interest in the validity, enforceability and scope of the Patents.  Each party shall treat such consultation, along with any information disclosed by each party in connection therewith (including any information concerning patent expenses), on a confidential basis, and shall not disclose such consultation or information to any party without the other party’s prior written consent. As part of Columbia and Company’s mutual interest in consultation relating to the Patents, Columbia shall use reasonable efforts to provide Company with drafts of proposed responses no less than ten (10) business days before such response is due to the relevant patent office without penalty to allow the opportunity to review and provide comment regarding communications with any patent office. If Company seeks to challenge the validity, enforceability or scope of any Patent, Columbia’s consultation obligation under this Section 11a terminates; any such termination will not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information before such termination, and will not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 11b).

b.         Reimbursement.  Company shall reimburse Columbia for patent expenses as follows:

(i)            Company shall reimburse Columbia for the actual fees, costs, and expenses Columbia has incurred before, on and after the Effective Date in preparing, filing, prosecuting and maintaining the Patents (and those patents and patent applications to which Patents claim priority), including without limitation, attorneys’ fees, the costs of any interference proceedings, oppositions, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges, plus a five percent processing fee (collectively “Patent Expenses”).

(ii)           Unreimbursed Patent Expenses that Columbia incurred before August 31, 2019, are “Past Patent Expenses.”

(iii)         Columbia, using reasonable efforts, estimates that Past Patent Expenses incurred through  August 31, 2019 are $[***] (“Estimated Past Patent Expenses”), and Company shall reimburse Columbia in full for the Estimated Past Patent Expenses no later than thirty (30) days of receipt of an invoice along with reasonable supporting documentation.

(iv)         Company will pay any additional unreimbursed Past Patent Expenses within 30 days after receiving an invoice from Columbia for such additional Past Patent Expenses.

(v)          Company will reimburse Columbia for unreimbursed Patent Expenses incurred by Columbia after the Past Patent Expenses (“Future Patent Expenses”) no later than thirty (30) days after receiving Columbia’s invoice.

(vi)         At Columbia’s election, Columbia may require advance payment of a reasonable estimate of Future Patent Expenses (“Estimated Future Patent Expense”), and Columbia may require Company to make such payment up to three months before the date Columbia has chosen for the legal work to be completed.  In any event, Columbia shall give at least 14 days’ notice to Company before the date the advance payment is due.   (Any unused balance, if any, will be credited towards future Patent Expenses, or upon Company’s written request, returned to Company.)   No later than thirty (30) days after receiving an invoice from Columbia for any Patent Expenses incurred in excess of the reasonable estimate, Company shall reimburse Columbia for such excess amount.

(vii)         Upon failure of Company to pay Patenting Expenses for any Patent(s) as required by this Section 11b, Columbia may in its discretion and upon providing notice to Company take any of the following actions:

(A)        abandon any or all Patent(s),

(B)         convert the license for any or all Patent(s) to non-exclusive, or

(C)         continue to prosecute any or all of the Patent(s) at its own expense, in which case Company will have no further rights to such patent(s) under this agreement.

c.         Litigation.  Subject to Sections 11d and 11f, Columbia may initiate, control, defend and settle any proceedings involving the validity, enforceability or infringement of any Patents when in its judgment such action may be necessary, proper, and justified.   Columbia will use its reasonable efforts to coordinate such activities with Company and provide Company with updates as it reasonably requests.

d.         Upon written notice to Columbia, Company may request that Columbia take steps to stop a third party who is selling a product that does or will compete with a Product sold or being developed by Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) (“Third-Party Infringer”) from infringing an issued patent falling within the definition of Patents by providing Columbia with written evidence demonstrating prima facie infringement of specific claims of such Patent.  Company may initiate legal proceedings against any such Third-Party Infringer in its own name and at Company’s sole expense, unless Columbia, not later than ninety (90) days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer.  Company shall provide all assistance reasonably requested by Columbia and shall not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by Columbia in any proceedings against the Third-Party Infringer, without Columbia’s prior written consent.  Notwithstanding the foregoing, Columbia has no obligation to assert more than one Patent in one jurisdiction against the Third-Party Infringer.  Any proposed disposition or settlement of a legal proceeding filed by Company to enforce any issued patent falling within the definition of Patents against any Third-Party Infringer is subject to Columbia’s prior written approval, and Columbia shall not unreasonably withhold or delay its approval.  Notwithstanding the foregoing, Company’s rights under this Section 11d apply only to claims of Patents that are exclusively licensed to Company under this Agreement and only in the Field and Territory that are exclusively licensed to Company under this Agreement.

e.         Under a legal proceeding initiated in accordance with Section 11d, the initiating party shall first use any recovery, whether by way of settlement or judgment, from a third party to reimburse itself for its actual fees, costs and expenses incurred in connection with such proceeding.   The initiating party shall divide any remaining amounts from any such settlement or judgment as follows:  (i) Columbia shall retain or receive, as applicable, the royalty that it would have received under Section 4b(ii) had such activities been performed by Company, and  (ii)  all other remaining amounts (including any punitive or exemplary damages)  shall be divided 75% to the party who initiated or carried on the proceedings and 25% to the other party.

f.          If a party initiates or defends a legal proceeding concerning any Patent under this Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested.  The party that institutes any legal proceeding concerning any Patent under this Section 11 shall have sole control of that proceeding.

12.	Indemnity and Insurance.

a.             Indemnity.  Company shall indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students and agents, from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys’ fees) based on, arising out of, or relating to third party claims arising in connection with this Agreement to the extent arising out of: (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Products, even if altered for use for a purpose not intended; (ii) the use of Patents or Technical Information by Company, Sublicensees, Designees, or their Affiliates or customers; (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their Affiliates with respect to Products, Patents, or Technical Information; (iv) any infringement claims relating to Products, Patents, or Technical Information; and (v) any asserted violation of the Export Laws (as defined in Section 14) by Company, Sublicensees, Designees, or their Affiliates.  Company shall reimburse Columbia for the actual fees, costs, and expenses (including reasonable and documented attorneys’ fees) that it may incur in enforcing this provision. Notwithstanding the foregoing, Company shall have no obligation to indemnify, defend or hold harmless any person or entity, to the extent a subject claim or loss arises in connection with the negligence, fraud, or willful misconduct by Columbia or any person or entity acting (or failing to act) on its behalf, as determined by a court of competent jurisdiction.

b.             Insurance.  Company shall maintain commercial general liability insurance (including product liability and contractual liability insurance applicable to Company’s indemnity obligations under Section 12a) with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Company, Sublicensees, Designees, and their Affiliates, for minimum limits of $5,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate.  Company shall contract for such insurance to include the Columbia, its trustees, faculty, officers, employees and agents as additional insureds.  Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change in coverage.  The minimum amounts of insurance coverage required herein are deemed not to be construed as creating any limitation on Company’s indemnity obligation under Section 12a of this Agreement.

c.             Primacy.  Company’s insurance is primary coverage; any insurance Columbia may purchase is excess and noncontributory.  Company shall contract for its insurance to be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d.             Compliance.  Company shall comply with all statutory workers’ compensation and employers’ liability requirements covering its employees concerning activities performed under this Agreement.

13.	Marking.

Before the issuance of patents falling within the definition of Patents, Company shall mark all Patent Products made, sold, offered for sale, imported, or otherwise disposed of by Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents.  Company shall cause its Affiliates, and its Sublicensees and Designees and their Affiliates, to comply with the marking requirements of this Section 13.

14.	Export Control Laws.

a.         Compliance.  Company agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760) (individually and collectively, “Export Laws”).  The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

b.         Non-U.S. Persons.  Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States.  Company shall obtain any necessary U.S. government license or other authorization required under the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia under this Agreement and products created as a result of that data.

15.	Breach and Cure.

a.             Breach.  Either party may terminate this Agreement upon written notice of a material breach that is not cured as contemplated by subsection (b) below. Company is deemed to be in material breach of this Agreement if it should commit any of the following:  (i) failure to pay fully and promptly amounts due under Section 4 (including without limitation, any payments required under subsection h thereof) and payable under Section 5; (ii) failure of Company to meet any of its obligations under Section 6 of this Agreement; (iii) failure to comply with governmental requests directed to Columbia or Company under Section 10b; (iv) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Patents under Section 11; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 12; and (vi) failure to comply with the Export Laws under Section 14.

b.             Cure.  Either party may cure its material breach.  The right to cure shall expire if not effected within a reasonable period of time but in no event later than sixty (60) days after notice of any breach given by the non-breaching party.

c.             In the event an allegedly breaching party, in good faith, disputes a breach, the dispute shall be discussed by the parties in good faith for a period of no less than thirty (30) days from the date of notification of breach. In the event such a dispute between the parties is not settled within thirty (30) days, the issue shall be escalated to the Executive Director of Columbia Technology Ventures, or his/her designee at Columbia and the Chief Executive Officer of Company, or his/her designee, to try to resolve such dispute in good faith.  If the parties are unable to resolve the dispute within ninety (90) days of such escalation, then either party may initiate dispute resolution procedures pursuant to Section 25.

16.	Term of Agreement.

a.             Company Technical Information and Company Patents.  This Agreement is effective as of the Effective Date and continues in full effect until its expiration or termination in accordance with this Section 16.  In addition, upon any termination of this Agreement under Section 16c(i) or 16(c)(ii), (i) Columbia will have the option, exercisable by written notice to Company within sixty (60) days of such termination, to enter into good faith negotiations for a worldwide, royalty-bearing license on commercially reasonable terms with respect to (i) all know-how, technical information and data developed by Company (“Company Technical Information”) during the term of this Agreement, and before its termination, to the extent such Company Technical Information is related to Company’s efforts to develop Products; (ii) all Company filed patent applications or Company obtained patents, solely and exclusively related to any addition, development, modification and/or improvement of Products (“Company Patents”); and (ii) Company transfer to Columbia of regulatory filings or other regulatory materials made by Company (including, for clarity, any NDA) with respect to Products during the term of this Agreement.

b.             Term. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder and the obligation to make royalty payments on Products extend on a country-by-country and Product-by-Product basis, until the latest of (i) the date of expiration of the last valid claim in the last to expire of the issued patents falling within the definition of Patents and (ii) fifteen (15) years after the first bona fide commercial sale of a Product in the country in question.

c.             (i) Termination by Columbia.  The licenses granted under this Agreement may be terminated by Columbia or, at Columbia’s option, Columbia has the right to convert any or all of such exclusive licenses granted under this Agreement to non-exclusive licenses, with no further right to sublicense, and no right to initiate legal proceedings under Section 11, as follows: (A)  thirty (30) days after Company’s receipt of written notice of Company’s breach if Columbia elects to terminate in accordance with Section 6a; (B) upon written notice to Company for Company’s material breach of the Agreement and Company’s failure to cure such material breach in accordance with Section 15b; (C) if Company files for bankruptcy protection; (D) if Company ceases to conduct business as a going concern; and (E) if Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum.  Termination under (B) – (E) is effective upon the date the notice is sent under Section 17.

(ii) Termination by Company.  Company has the right to terminate this Agreement on a country-by-country and a Product-by-Product basis as follows: (A) upon written notice to Columbia for Columbia’s material breach of the Agreement and Columbia’s failure to cure such material breach in accordance with Section 15b or (B) at its discretion, upon six (6) months’ written notice to Columbia.

d.             Assignment of Sublicenses Upon Termination.  Upon any termination of this Agreement under Section 16c, all sublicenses granted by Company under it shall survive provided that such Sublicensee is not in breach of the sublicense, and Columbia may, in its sole discretion enter into a direct license with such Sublicensee, provided that Columbia’s obligations under such sublicense are consistent with and not exceed Columbia’s obligations to Company under this Agreement and on the condition that such sublicense agrees in a writing sent to Columbia to assume all obligations of this Agreement for the benefit of Columbia, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Section 4b, 4c, 4d, 4h and 11b.

e.             Survival.  Sections 4h (Challenge), 5c (Final Payment), 5f (Records), 5g (Late Payment), 5h (Collection Costs), 7 (Confidentiality), 8 (Disclaimer), 9 (Use of Name), 10 (Compliance), 12 (Indemnity and Insurance), 14 (Export Laws), 16d (Assignment), 16e (Survival), 16f (Accrued Rights and Obligations), 16g (Inventory), 16h (Manufactured), 17 (Notices), 19 (Remedies), 22 (Entire Agreement), 23 (Severability), and 25 (Governing Law) will survive any termination or expiration of this Agreement.

f.              Accrued Rights and Obligations.  Any termination of this Agreement does not adversely affect any rights or obligations that may have accrued to either party before the date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 4 (including any payments required under subsection 4h), 5 and 11.

g.             Sales of Inventory.  Upon any termination of this Agreement for any reason other than the expiration of this Agreement under Section 16b or Company’s failure to cure a material breach of this Agreement under Section 16c(ii), Company, Sublicensees, Designees, and their Affiliates  have the right, for one year or such longer period as the parties may reasonably agree, to dispose of Products or substantially completed Products then on hand, and to complete orders for Products then on hand (the “Inventory”), and shall pay royalties to Columbia with respect to such Inventory as though this Agreement had not terminated. Within 30 days after termination, Company shall provide Columbia with an Inventory report. If this Agreement expires under Section 16b, then Company is free after that to use the Technical Information without any further obligation to Columbia.  For clarity, in the event of an expiration of this Agreement under Section 16(b) and after application of Section 16(h), all licenses granted under this Agreement will be deemed fully paid-up and Company, Sublicensees, Designees, and their Affiliates may continue to sell Inventory without any obligation to pay royalties to Columbia, Institutions or any Third Party.

h.             Manufactured under Patent.  Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Product is Covered By an issued patent within the definition of Patents and occurs before the expiration of such issued patent, the sale of that Product after the expiration date of the issued patent still constitutes a royalty-bearing sale under Section 4.

17.          Notices.  Any notice required or permitted to be given under this Agreement is sufficient if in writing and is considered given (a) when mailed by certified mail (return receipt requested), postage prepaid, or (b) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, as follows:

if to Columbia, to:	Executive Director
Columbia Technology Ventures
Columbia University
80 Claremont Avenue, #4F, Mail Code 9606
New York, NY 10027-5712

copy to:	General Counsel
Columbia University
412 Low Memorial Library
535 West 116th Street, Mail Code 4308
New York, New York 10027

if to Company, to:	Tonix Pharmaceuticals, Inc..
509 Madison Avenue
Suite 1608
New York, NY 10022
Attn: Seth Lederman

copy to (which shall not constitute notice):	Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Attn: Michael J. Lerner, Esq.

provided, further, except for notices of breach, Columbia may send correspondence related to the Patents in accordance with Section 11 to the following email address:

jessica.morris@tonixpharma.com;

or to such other address as a party may specify by notice under this Agreement.

18.          Assignment.  This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party; provided that, Tonix may assign this Agreement to an Affiliate or in connection with a merger, consolidation, sale, or transfer of all or substantially all its assets or all or substantially all of its assets associated with its business related to the Product. Any permitted assignee will be required to assume all obligations under this Agreement in writing in connection with the permitted assignment.   Company shall provide Columbia with written notice of any such assignment.  Any attempt to assign without compliance with this provision will be void.

19.          Waiver and Election of Remedies.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement.  All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.  The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other will not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

20.          Binding on Successors.  This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

21.          Independent Contractors.  It is the express intention of the parties that the relationship between Columbia and Company is that of independent contractors and is not that of agents, partners, or joint venturers.  Nothing in this Agreement is intended or will be construed to permit or authorize either party to incur or represent that it has the power to incur any obligation or liability on behalf of the other party.

22.          Entire Agreement; Amendment.  This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter.  This Agreement may be amended only by a written agreement duly executed by the parties.

23.          Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions will not be affected, and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement.  By way of example, but not by way of limitation, Sections 4h(i), 4h(ii) and 4h(iii) are intended by Company and Columbia to be severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.

24.          No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

25.          Governing Law.  This Agreement is be governed and construed in accordance with the internal substantive laws of the State of New York applicable to agreements made and wholly performed within the State of New York and without reference to the conflict or choice of laws principles of any jurisdiction.  Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement will be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights that any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

26.          Execution in Counterparts; Facsimile or Electronic Transmission.  This Agreement may be executed in counterparts, and by facsimile or electronic transmission.  This Agreement is not binding on the parties until it has been signed below on behalf of each party.

IN WITNESS WHEREOF, Columbia and Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year that is first written above.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/
Executive Director,
Columbia Technology Ventures

TTS#_54339

TONIX PHARMACEUTICALS, INC.

By:	/s/ Seth Lederman

Title:	Chief Executive Officer

EXHIBIT A

[***]

Exhibit B

Technical Information described in [***]

EXHIBIT C

Annual Commercialization Report

As per the terms of the License Agreement between Columbia University and [name of Company], Licensee is required to deliver an annual commercialization report.  This report should be true and accurate, certified by an officer of the Licensee, and should describe Licensee’s, Affiliates’, and Sublicensees’ efforts to diligently commercialize Products and Services during the past contract year and for the next contract year.  For convenience, Columbia Technology Ventures (CTV) is providing the following outline to enable Licensee to report the required information.

Instructions:

●	For Yes/No questions, please place an “X” between the appropriate brackets.

Licensee Name and Current Address:
Name of Primary Contact:
CTV Agreement Number:
Effective Date of Original Agreement:
Dates of any License Amendments:
Report Period Beginning:
Report Period Ending:

1.	Sales:

Is the Licensee currently marketing or selling one or more products which incorporated the licensed technology?

[_] NO – Please provide a progress report on commercialization efforts (skip to Q:3).

[_] YES – Please provide Company’s most recent sales forecasts and/or commercialization plan for each product.

2.	Accounting Methodologies:

Have you changed the accounting methodologies used in the sales reports you currently provide to Columbia in the last year?

[_] NO – Accounting methodologies have not changed.

[_] YES – Please explain:

3.	Affiliates and Sublicensees:

Have there been any new Affiliates or Sublicensees not previously reported?

[_] NO – No new Affiliates or Sublicensees.

[_] YES – Please list names of all Affiliates/Sublicensees:

(Attach copies of Affiliate/Sublicensee agreements)

4.	Contractual Diligence or Sales Milestones:

Please complete the table below (if not applicable, leave blank):

Milestone per agreement terms	Contractual Deadline	Met? (Y/N)	Achievement Date

Comments or notes relating to these milestones:  ________________________

I certify that the information above is true and correct to the best of my knowledge.

By		Date
Signature of authorized representative

Printed Name:

Title:

CTV Contact Information:

Reporting:

(Electronic delivery is preferred)

Stephen Lewis

Business Manager, Accounts Receivable

Columbia Technology Ventures

51 Audubon Avenue, 2nd Floor

New York, NY  10035

Phone: 212-342-1176

E-mail: ctvfinance@columbia.edu